Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2015 Fourth-Quarter And Full-Year Financial Results

Cambridge, Mass., February 10, 2016 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2015 fourth-quarter and full-year financial results.

Fourth-Quarter Financial Performance

Total revenues were $81.0 million for the fourth quarter of 2015, compared with $80.7 million for the fourth quarter of 2014. Research revenues were flat, and advisory services and events revenues increased 2%, compared with the fourth quarter of 2014. On a constant-currency basis, research revenues increased 2%, and advisory services and events revenues increased 4%, compared with the fourth quarter of 2014.

On a GAAP basis, net income was $2.0 million, or $0.11 per diluted share, for the fourth quarter of 2015, compared with net income of $3.6 million, or $0.19 per diluted share, for the same period in 2014.

On a pro forma basis, net income was $4.3 million, or $0.24 per diluted share, for the fourth quarter of 2015, which reflects a pro forma effective tax rate of 38%. Pro forma net income excludes stock-based compensation of $2.5 million, amortization of acquisition-related intangible assets of $0.2 million, and net investment losses of $0.3 million. This compares with pro forma net income of $5.7 million, or $0.31 per diluted share, for the same period in 2014, which reflects a pro forma tax rate of 38%. Pro forma net income for the fourth quarter of 2014 excludes stock-based compensation of $2.3 million, amortization of acquisition-related intangible assets of $0.6 million, and net investment losses of $0.3 million.

“Forrester met revenue and operating income guidance for the quarter and exceeded EPS guidance for the fourth quarter and full year 2015,” said George F. Colony, Forrester’s chairman and chief executive officer. “Companies are more aggressively investing in customer-obsessed strategies, a dynamic that plays to our unique value in the market. While we still have work to do, our strategy is working, and we have good momentum going into 2016.”

Year Ended December 31, 2015, Financial Performance

Total revenues were $313.7 million, compared with $312.1 million for the same period in 2014. Research revenues increased 1%, and advisory services and events revenues decreased 1%, compared with 2014. On a constant-currency basis, research revenues increased 5%, and advisory services and events revenues increased 2%, compared with 2014.

On a GAAP basis, net income was $12.0 million, or $0.66 per diluted share, for 2015, compared with net income of $10.9 million, or $0.57 per diluted share, for 2014.

On a pro forma basis, net income was $20.5 million, or $1.13 per diluted share, for 2015, which reflects a pro forma effective tax rate of 38%. Pro forma net income excludes stock-based compensation of $8.3 million, amortization of acquisition-related intangible assets of $0.9 million, and reorganization costs of $4.4 million. This compares with pro forma net income of $18.7 million, or $0.98 per diluted share, for 2014, which reflects a pro forma tax rate of 38%. Pro forma net income for 2014 excludes stock-based compensation of $7.4 million, amortization of acquisition-related intangible assets of $2.2 million, reorganization costs of $1.8 million, and net investment losses of $0.3 million.

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

2016 Guidance

Forrester is providing first-quarter 2016 financial guidance as follows:

First-Quarter 2016 (GAAP):

•	Total revenues of approximately $75.0 million to $78.0 million.
•	Operating margin of approximately 2.5% to 4.5%.
•	Other income, net of zero.
•	An effective tax rate of 40%.
•	Diluted earnings per share of approximately $0.08 to $0.12.

First-Quarter 2016 (Pro Forma):

Pro forma financial guidance for the first quarter of 2016 excludes stock-based compensation expense of $2.3 million to $2.5 million, amortization of acquisition-related intangible assets of approximately $0.2 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 6.0% to 8.0%.
•	Pro forma effective tax rate of 40%.
•	Pro forma diluted earnings per share of approximately $0.16 to $0.20.

Our full-year 2016 guidance is as follows:

Full-Year 2016 (GAAP):

•	Total revenues of approximately $322.0 million to $330.0 million.
•	Operating margin of approximately 7.5% to 8.5%.
•	Other income, net of zero.
•	An effective tax rate of 40%.
•	Diluted earnings per share of approximately $0.83 to $0.90.

Full-Year 2016 (Pro Forma):

Pro forma financial guidance for full-year 2016 excludes stock-based compensation expense of $8.7 million to $9.2 million, amortization of acquisition-related intangible assets of approximately $0.9 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 10.5% to 11.5%.
•	Pro forma effective tax rate of 40%.
•	Pro forma diluted earnings per share of approximately $1.15 to $1.22.

Quarterly Dividend

Forrester is announcing today that its board of directors has authorized a 6% increase to its regularly quarterly dividend from $0.17 per share to $0.18 per share. The next dividend of $0.18 per share is payable March 16, 2016, to shareholders of record on March 2, 2016.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 500,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the first quarter of and full-year 2016, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, demand for advisory and consulting services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, Forrester’s ability to develop and offer new products and services, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to realize the anticipated benefits from recent internal reorganizations, the possibility of network disruptions and security breaches, Forrester’s ability to enforce and protect its intellectual property, and possible variations in Forrester’s quarterly operating results. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Meaghan Madges

Public Relations

Forrester Research, Inc.

+ 1 617.613.6070

press@forrester.com

© 2016, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Revenues:
Research services	$53,601	$53,780	$210,268	$207,517
Advisory services and events	27,374	26,901	103,458	104,545

Total revenues	80,975	80,681	313,726	312,062

Operating expenses:
Cost of services and fulfillment	33,718	33,056	126,261	126,199
Selling and marketing	30,509	29,563	116,081	115,753
General and administrative	10,477	9,219	39,041	38,584
Depreciation	1,941	2,089	8,192	9,325
Amortization of intangible assets	222	566	891	2,171
Reorganization costs	—	—	4,433	1,817

Total operating expenses	76,867	74,493	294,899	293,849

Income from operations	4,108	6,188	18,827	18,213

Other income, net	169	217	511	464
Losses on investments, net	(254)	(263)	(18)	(288)

Income before income taxes	4,023	6,142	19,320	18,389

Income tax provision	2,003	2,543	7,324	7,524

Net income	$2,020	$3,599	$11,996	$10,865

Diluted income per common share	$0.11	$0.19	$0.66	$0.57

Diluted weighted average shares outstanding	17,879	18,520	18,143	19,007

Basic income per common share	$0.11	$0.20	$0.67	$0.58

Basic weighted average shares outstanding	17,750	18,195	17,927	18,713

Pro forma data (1):

Income from operations	$4,108	$6,188	$18,827	$18,213
Amortization of intangible assets	222	566	891	2,171
Reorganization costs	—	—	4,433	1,817
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,355	1,311	4,573	4,316
Selling and marketing	398	365	1,152	1,132
General and administrative	709	620	2,622	1,996

Pro forma income from operations	6,792	9,050	32,498	29,645

Other income, net	169	217	511	464

Pro forma income before income taxes	6,961	9,267	33,009	30,109

Pro forma income tax provision	2,645	3,521	12,543	11,441

Pro forma net income	$4,316	$5,746	$20,466	$18,668

Pro forma diluted income per share	$0.24	$0.31	$1.13	$0.98

Pro forma diluted weighted average shares outstanding	17,879	18,520	18,143	19,007

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, reorganization costs and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	As of December 31,
	2015	2014
Balance sheet data:
Cash, cash equivalents and marketable investments	$101,106	$104,535
Accounts receivable, net	$67,355	$67,429
Deferred revenue	$140,676	$144,568

	Year Ended December 31,
	2015	2014
Cash flow data:
Net cash provided by operating activities	$32,466	$28,795
Purchases of property and equipment	$(3,931)	$(1,503)
Repurchases of common stock	$(20,931)	$(73,166)
Dividends paid	$(12,179)	$(11,962)

	As of December 31,
	2015	2014
Metrics:
Agreement value	$237,000	$231,700
Client retention	77%	76%
Dollar retention	89%	88%
Enrichment	98%	97%
Number of clients	2,471	2,431

	As of December 31,
	2015	2014
Headcount:
Total headcount	1,345	1,351
Research and consulting staff	499	518
Sales staff	524	510